UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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NXP Semiconductors N.V.
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THESE SUPPLEMENTAL PROXY MATERIALS PROVIDE ADDITIONAL INFORMATION REGARDING OUR 2021 ANNUAL GENERAL MEETING.

THESE MATERIALS SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
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May 18, 2021
Dear NXP Shareholder,
We write to you in response to the May 13, 2021 voting recommendations published by a major proxy advisory firm and, specifically, its recommendations against our say-on-pay proposal and withhold vote for reelection of our compensation committee members. We note that the other major proxy advisory firm has recommended that our shareholders vote for all proposals, including our say-on-pay proposal and all director nominees.
The proxy advisory firm that issued the negative recommendations acknowledge many positives about our pay practices but justifies these negative recommendations on the basis that the compensation committee did not make sufficient pay program changes or commitments in response to shareholders’ concerns expressed in the 2020 say-on-pay vote.
We are surprised by, and strongly disagree with, this rationale for a negative recommendation on these matters. As the proxy advisory firm notes in its report, “it is incumbent on the board to ascertain the specific reasons shareholders voted against the proposal and respond with substantive actions or firm commitments that address shareholders’ concerns (emphasis added). As we noted in our proxy statement, and as acknowledged in the proxy advisory firm report, the NXP board took the following steps in response to shareholders’ concerns with our 2020 say-on-pay proposal:
•    Outreach to 25 largest shareholders (representing 59% of identifiable and actively managed shares)
•    Chairman of the Board, and Chairs of the Compensation and Nominating and Governance committees met with governance and investment stewardship teams of five of our major shareholders (representing approximately 37% of our identifiable and actively managed shares)
The key concerns we heard were that (1) the magnitude of our 2018 “re-boot” equity awards in-response to the failed Qualcomm transaction was perceived negatively and (2) also perceived negatively was the agreement with our former CEO that allowed for continued vesting of this “re-boot award” after his service as CEO ended but while he remained an employee of NXP serving in an advisory role. During our investor outreach, we explained the background of the 2018 “re-boot” equity awards, referring to the immediate need to secure the continued services and drive performance of our strong, committed, and well-equipped leadership team after the anticipated acquisition by Qualcomm was terminated in 2018. The Board recognized that keeping key, strategic leaders focused on delivering future performance was crucial after being involved in a potential transaction with Qualcomm for almost two years. Shareholders with whom we connected generally provided positive feedback on our overall ongoing program design and responded that we had an appropriate balance of short and long-term rewards, with sufficient performance related elements.
The compensation committee took this feedback into consideration and addressed shareholders’ concerns with the following substantive actions:
•    Considered the shareholder feedback related to the magnitude of the 2018 re-boot awards in determining go forward equity award sizes for all named executive officers, including our new CEO, based on prevailing market practice in our peer group.
•    Took into account our shareholders’ desire for pay for performance in determining not to make any adjustments to the annual bonus targets or provide any special equity grants, even in the face of an unprecedented COVID-19 pandemic and unpredicted shocks to our primary markets in 2020.
•    Considered the shareholder feedback in determining to maintain the compensation program and overall compensation design that received positive feedback in these shareholder discussions.
•    Established and has committed to an on-going engagement process with our shareholders on compensation and broader ESG matters, including semi-annual outreach by our Chairman of the Board and other non-executive Directors, providing opportunities for shareholders to speak directly with board management on topics of concern. As noted in our proxy, in 2021, we have continued our commitment to this ongoing shareholder outreach program.
As you determine your vote on our say-on-pay proposal, we ask that you consider the broader context of executive compensation for the year. This context shows a commitment to paying for performance and aligning to shareholder interests including a temporary pay cut during 2020 for our named executive officers and board, no annual bonus payout for 2020 and no modifications to awards or targets as a result of COVID-19.
We hope this letter has been helpful in providing additional context to our say-on-pay proposal and the reelection of the members of the compensation committee. Thank you for your consideration and your continued support of NXP.

On behalf of the Board of Directors of NXP Semiconductors N.V.

Jennifer B. Wuamett
Secretary
Eindhoven, The Netherlands